Exhibit 10.1

June 22, 2012

Delivered Via E-mail to Karen van Lith’s Counsel

Personal and Confidential

To: Karen van Lith

Re: Separation Agreement and Release

Dear Karen:

As we have agreed, your employment with MakeMusic, Inc. (“MakeMusic”) will end effective at the close of business June 15, 2012, pursuant to Section 3.01(a) of your Employment Agreement with MakeMusic dated June 13, 2011 (your “Employment Agreement”). The purpose of this Separation Agreement and Release letter (“Separation Agreement”) is to set forth the specific separation pay and benefits that MakeMusic has agreed to provide to you, provided you agree to the terms and conditions of this Separation Agreement.

By your signature below, you agree to the following terms and conditions:

1. End of Employment.

a. Your employment with MakeMusic ended effective at the close of business on June 15, 2012.

b. Upon your receipt of your final paycheck, which includes payment for services through June 15, 2012, you will have received all wages owed to you by virtue of your employment with MakeMusic or separation thereof, except for payments due under this Separation Agreement.

c. Upon your receipt of payment from MakeMusic in the amount of $11,409.23, less applicable deductions and withholding, which represents payment for eighty (80) hours of accrued but unused Paid Time Off (PTO) at your regular rate, you will have received all PTO benefits owed to you by virtue of your employment with MakeMusic or separation thereof.

d. MakeMusic will reimburse you, within five business days of your submission, for all reasonable MakeMusic business expenses incurred by you in the normal course in accordance with company policy provided you submit your request for reimbursement and receipts to MakeMusic’s Human Resources Department no later than July 31, 2012.

d. The COBRA period for continuation of your insurance coverage under MakeMusic’s group plans will begin on July 1, 2012. Information regarding your right to elect COBRA coverage will be sent to you via separate letter. MakeMusic will make payments of a portion of your family COBRA coverage as set forth in Section 2(b) below.

e. Except as expressly provided in Section 2(c) of this Separation Agreement, your rights with regard to your stock options and restricted stock awards with MakeMusic are governed by your separate equity award agreements with MakeMusic, and amendments thereto, and are not affected by this Separation Agreement.

f. You have resigned all positions with MakeMusic effective June 15, 2012, including without limitation your positions as an officer of MakeMusic and member of MakeMusic’s Board of Directors.

g. MakeMusic will provide you with defense and indemnification in connection with any claims made by any third parties concerning matters within the scope of your responsibilities at MakeMusic, to the fullest extent permitted under MakeMusic’s By-Laws and Articles of Incorporation, as amended, insurance policies and/or state or federal law, and consistent with the defense and indemnification provided to other current and former MakeMusic officers.

You are not eligible for any other payments or benefits by virtue of your employment with MakeMusic or separation thereof except for those expressly described in this Separation Agreement or otherwise provided by the terms of any benefit plan. You will not receive the payments and benefits described in Section 2 if you (i) do not sign and return this Separation Agreement by the due date indicated, (ii) rescind this Separation Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Separation Agreement.

2. Separation Pay and Benefits. Specifically in consideration of your signing this Separation Agreement and subject to the limitations, obligations, and other provisions contained in this Separation Agreement, MakeMusic agrees as follows:

a. To pay you separation pay in the gross amount of Two Hundred Ninety-Six Thousand Six Hundred Forty and 00/100 Dollars ($296,640) (representing twelve (12) months of pay at the rate of your ending base salary), less applicable deductions and withholding. Such separation pay will be paid to you in substantially equal installments on the Company’s regular payday schedule beginning with the first regularly scheduled payday following expiration of the rescission periods noted below without rescission.

b. Provided you timely elect and remain eligible for COBRA coverage, to pay $961.70 of your monthly COBRA premiums for your family’s health, dental and life insurance coverage for the twelve month period of July 2012 through June 2013. You will be responsible for paying the balance of the premiums for such insurance coverage during this period and, by signing this Separation Agreement, you voluntarily authorize MakeMusic to deduct your portion of the premiums from the payments described in Section 2.a. above, unless you notify MakeMusic that you and/or your family no longer need COBRA coverage through MakeMusic. MakeMusic will discontinue payments under this Section 2.b. prior to the expiration of the twelve month period if, and at such time as, you (1) are covered or eligible to be covered under the insurance policy of a new employer with substantially similar benefits, or (2) cease to participate, for whatever reason, in MakeMusic’s group insurance plans. You agree to promptly provide MakeMusic notice if you become covered or eligible to be covered under the health, dental or life insurance policy of a new employer with substantially similar benefits.

c. With respect to the option to purchase shares of MakeMusic common stock granted under Section 2.07 of the Employment Agreement (the “Option”), to execute the amendment attached hereto as Exhibit A, in order to: (i) cause the immediate vesting of 2,604 shares of MakeMusic common stock as of the date of execution of this Separation Agreement, and (ii) extend to June 15, 2015 the period during which the vested portion of the Option may be exercised following your separation from service. Following your separation from service, the Option shall be exercisable only to the extent that it is exercisable as of the date of execution of this Separation Agreement (equal to an aggregate of 33,852 shares), but had not previously been exercised. To the extent the Option is not exercisable upon your separation from service, or if you do not exercise the Option on or prior to June 15, 2015, all of your rights under the Option will be forfeited. The parties acknowledge that these amendments will result in the Option being treated as a non-qualified stock option in accordance with applicable rules of the Internal Revenue Code.

d. To pay you Sixty Thousand and 00/100 Dollars ($60,000), less applicable deductions and withholding, within ten (10) business days following expiration of the rescission periods noted below without rescission.

3. MakeMusic’s Release of Claims. Specifically in consideration of your release of claims as described in Section 4 of this Separation Agreement, to which MakeMusic would not otherwise be entitled, by signing this Separation Agreement, MakeMusic agrees to release and forever discharges you of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, it has or might have against you, in law or equity, contract or tort, arising in connection with your employment with MakeMusic, and however originating or existing, from the beginning of time through the date of MakeMusic signing this Separation Agreement. MakeMusic is not, by signing this Separation Agreement, releasing or waiving (1) any rights or claims that may arise after this Separation Agreement is signed, (2) the right to institute legal action for the purpose of enforcing the provisions of this Separation Agreement, or (3) the right to testify, assist, or participate in an investigation, hearing, or proceeding conducted by a government agency.

4. Your Release of Claims. Specifically in consideration of the separation pay and benefits described in Section 2, to which you would not otherwise be entitled, and MakeMusic’s release of claims against you as described in Section 3, to which you would not otherwise be entitled, by signing this Separation Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a. You hereby do release, agree not to sue, or assist or encourage others to sue, whether directly or derivatively on behalf of the Company or others, and forever discharge MakeMusic (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with MakeMusic, the termination of that employment, conduct or inaction of members of the Board of Directors of MakeMusic, your acquisition, ownership or disposition of MakeMusic securities, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Separation Agreement.

b. This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract (including without limitation any claims arising under your Employment Agreement), estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Fair Labor Standards Act, any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, veteran or military status, genetic information, or any other protected class under federal, state or local law. You hereby waive any and all relief not provided for in this Separation Agreement. You understand and agree that, by signing this Separation Agreement, you waive and release any past, present, or future claim to employment with MakeMusic.

c. If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments and benefits described above in Section 2 is in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

d. You are not, by signing this Separation Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with MakeMusic, (2) any rights or claims that may arise after this Separation Agreement is signed, (3) the post-employment payments and benefits specifically promised to you under Sections 1 and 2 of this Separation Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Separation Agreement, (5) any rights you have under workers compensation laws, (6) any rights you have under state unemployment compensation benefits laws, (7) the right to file a charge with a governmental agency such as the Equal Employment Opportunity Commission, although, as noted above, you agree that you will not be able to recover any award of money or damages if you file such a charge or have a charge filed on your behalf, (8) the right to testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC or other governmental agency, or (9) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

e. MakeMusic, as used in this Section 4, shall mean MakeMusic, Inc. and its parent, subsidiaries, divisions, affiliated entities, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of MakeMusic, in their official and individual capacities.

5. Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Separation Agreement, you acknowledge and agree that MakeMusic has informed you by this Separation Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Separation Agreement, and (2) you are entitled to twenty-one (21) calendar days from your receipt of this Separation Agreement on June 22, 2012 to consider whether the terms are acceptable to you. You have the right, if you choose, to sign this Separation Agreement prior to the expiration of the twenty-one (21) day period.

6. Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 4 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing this Separation Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Separation Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must (a) be in writing; (b) delivered to Deb Peterson, MakeMusic, Inc., 7615 Golden Triangle Drive, Suite M, Eden Prairie, MN 55344-3848 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Deb Peterson, as set forth above, and sent by certified mail, return receipt requested. You understand that if you rescind any part of this Separation Agreement in accordance with this Section 6, you will not receive the separation pay and benefits described in Section 2 and you will be obligated to return any such payments if already received.

7. Return of Property. By signing this Separation Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, MakeMusic are the sole property of MakeMusic. By signing this Separation Agreement you further agree and represent that you will promptly return to MakeMusic all of its property, including but not limited to, all computers and computer accessories, phones and phone accessories, keys, access cards, credit cards, customer records, financial data, business records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of MakeMusic.

8. On-Going Obligations. You are hereby reminded of your on-going obligations to MakeMusic under Articles IV, V and VI of your Employment Agreement with MakeMusic. You acknowledge and agree that if you violate Article IV, V or VI of your Employment Agreement, MakeMusic shall be entitled to all available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Separation Agreement. The parties agree that you are free to provide letters of reference for MakeMusic employees who request such a letter in your individual capacity and not on behalf of MakeMusic. The parties further agree that you are free to solicit former employees of MakeMusic, as long as you did not solicit or encourage those employees to leave MakeMusic.

9. Cooperation. You agree to respond to MakeMusic via email or phone, and provide other assistance as requested, in a timely and helpful manner, should it have questions for you regarding your work for MakeMusic, including, without limitation, status of projects, passwords, and location of data and documents. MakeMusic will compensate you at the rate of $143 per hour for such services, billed in 15 minute increments, as invoiced to MakeMusic within thirty (30) days of the provision of such services. You will also be promptly reimbursed by MakeMusic for all reasonable and documented out of pocket expenses incurred in connection with complying with this Section.

10. Non-Disparagement and Confidentiality.

a. You promise and agree not to disparage MakeMusic, its shareholders, officers, directors, employees, customers, products or services. MakeMusic promises and agrees that the current Board of Directors of the Company, the current Chief Operating Officer and Chief Financial Officer of the Company and the current Vice President of Human Resources of the Company will not disparage you.

b. You further promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding the substance and/or nature of any dispute between MakeMusic and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors, your spouse/domestic partner or your health care providers, provided they agree to keep the information confidential, or as otherwise required by law. MakeMusic promises and agrees that neither the current Board of Directors of MakeMusic nor the current Chief Operating Officer and Chief Financial Officer nor the current Vice President of Human Resources will disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding the substance and/or nature of any dispute between MakeMusic and you. MakeMusic agrees that the only people with whom it may discuss this confidential information are its legal and financial advisors, provided they agree to keep the information confidential, or as otherwise required by law.

11. Remedies. In any dispute, claim or controversy between you and MakeMusic in connection with this Separation Agreement, the party prevailing on her/its monetary claims or defenses or substantially prevailing with respect to any equitable claims or defenses shall be entitled to all reasonable attorneys’ fees and costs from the nonprevailing party incurred in enforcing or defending the claim. Furthermore, in the event there is an adjudicated determination of your breach of this Separation Agreement, MakeMusic has no duty to continue to make payments and shall recover any and all payments and benefits made or to be made under Section 2 of this Separation Agreement. If either party seeks and/or obtains relief from an alleged breach of this Separation Agreement, all of the provisions of this Separation Agreement shall remain in full force and effect.

12. Non-Admission. It is expressly understood that this Separation Agreement does not constitute, nor shall it be construed as, an admission by MakeMusic or you of any liability or unlawful conduct whatsoever. MakeMusic and you specifically deny any liability or unlawful conduct.

13. Successors and Assigns. This Separation Agreement is personal to you and may not be assigned by you without the written agreement of MakeMusic. The rights and obligations of this Separation Agreement shall inure to the successors and assigns of MakeMusic. Notwithstanding the foregoing, in the event of your death, any remaining monies owing to you under this Separation Agreement shall be paid to your estate and your rights with regard to stock options and restricted stock awards shall be transferred to your estate.

14. Enforceability. If a court finds any term of this Separation Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Separation Agreement shall remain in effect.

15. Law Governing. This Separation Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

16. Full Agreement. This Separation Agreement contains the full agreement between you and MakeMusic and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Separation Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties except for the following agreements, which shall remain in full force and effect: your separate stock option and restricted stock award agreements with MakeMusic (except as noted in Section 2(c) above) and Articles I and IV – X of your Employment Agreement with MakeMusic.

17. Code Section 409A. The parties intend that any amounts payable under this Separation Agreement shall be exempt from the requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and will interpret this Separation Agreement in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. The parties agree that they believe the end of your employment qualifies as an involuntary separation from service as that phrase is defined in Code Section 409A and will not take a position to the contrary. Notwithstanding the foregoing, in no event shall MakeMusic be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by you due to a finding of noncompliance with Code Section 409A.

18. Acknowledgment of Reading and Understanding. By signing this Separation Agreement, you acknowledge that you have read this Separation Agreement, including the release of claims contained in Section 4, and understand that the release of claims is a full and final release of all claims you may have against MakeMusic and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Separation Agreement knowingly and voluntarily.

19. Counterparts. This Agreement may be executed by e-mail PDF transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

If not already accepted by you, the offer contained in this Separation Agreement will expire at 5:00 p.m. on July 14, 2012. After you have reviewed this Separation Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Separation Agreement by dating and signing the Separation Agreement. Please then return an original signed Separation Agreement to Deb Peterson no later than 5:00 p.m. on July 14, 2012. Please keep a copy for your records.

{Remainder of Page Intentionally Left Blank}

Karen, we wish you the best.

Sincerely,

MAKEMUSIC, INC.

/s/ Michael Skinner

Michael Skinner

Chair of the Compensation Committee

{Signature Pages Follow}

ACKNOWLEDGMENT AND SIGNATURE

TO SEPARATION AGREEMENT AND RELEASE WITH MAKEMUSIC, INC.

DATED JUNE 22, 2012

By signing below, I, Karen T. van Lith, acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Separation Agreement.

•	I have read this Separation Agreement carefully.

•	I understand and agree to all of the terms of the Separation Agreement.

•	I am knowingly and voluntarily releasing my claims against MakeMusic.

•	I have not, in signing this Separation Agreement, relied upon any statements or explanations made by MakeMusic except as for those specifically set forth in this Separation Agreement.

•	I intend this Separation Agreement to be legally binding.

•	I am signing this Separation Agreement on or after my last day of employment with MakeMusic.

Accepted this 22nd day of June, 2012.

/s/ Karen T. van Lith
Karen T. van Lith

ACKNOWLEDGMENT AND SIGNATURE

TO SEPARATION AGREEMENT AND RELEASE WITH KAREN VAN LITH

DATED JUNE 22, 2012

On behalf of MakeMusic, Inc., by signing below, I, Michael Skinner, acknowledge and agree to the following:

•	MakeMusic has had adequate time to consider whether to sign this Separation Agreement.

•	MakeMusic has read this Separation Agreement carefully.

•	MakeMusic understands and agrees to all of the terms of the Separation Agreement.

•	MakeMusic is knowingly and voluntarily releasing its claims against Karen van Lith.

•	MakeMusic has not, in signing this Separation Agreement, relied upon any statements or explanations made by Karen van Lith except as for those specifically set forth in this Separation Agreement.

•	MakeMusic intends this Separation Agreement to be legally binding.

Accepted this 22nd day of June, 2012.

MAKEMUSIC, INC.

/s/ Michael Skinner
Michael Skinner
Chair of the Compensation Committee

AMENDMENT TO INCENTIVE STOCK OPTION AGREEMENT

THIS AMENDMENT (the “Amendment”) to the Incentive Stock Option Agreement (the “Agreement”) by and among MakeMusic, Inc. (the “Company”) and Karen T. van Lith (the “Optionee”), is effective immediately preceding the end of Optionee’s employment with the Company. Capitalized terms not defined in this Amendment will have the definitions set forth in the Agreement.

WITNESSETH:

WHEREAS, the Company and Optionee entered into a Separation Agreement and Release dated June 22, 2012 (the “Separation Agreement”), pursuant to which the Company and Optionee agreed, among other things, to (i) cause the immediate vesting of 2,604 shares of MakeMusic common stock as of the date of execution of the Separation Agreement, and (ii) extend to June 15, 2015 the period during which the vested portion of the Option may be exercised following the termination of Optionee’s employment.

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1. Vesting. To revise Section 2(a) of the Agreement to provide that the portion of the Option that was scheduled to vest on June 30, 2012 shall vest on the date of execution of the Separation Agreement. No further vesting shall occur after such date.

2. Term. To revise Section 2(b) of the Agreement to provide that the period during which the vested portion of the Option may be exercised shall terminate on June 15, 2015, notwithstanding termination of the Optionee’s employment.

The Company and Optionee acknowledge that this Amendment has the effect of making the Option covered by the Agreement a non-qualified stock option under applicable rules of the Internal Revenue Service and agree that the Agreement shall be interpreted as such. Except as amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in the manner appropriate to each, effective immediately preceding the end of Optionee’s employment with the Company.

MAKEMUSIC INC.

Date: June 22, 2012	By:	/s/ Michael Skinner
Michael Skinner Chair of the Compensation Committee

Date: June 22, 2012	/s/ Karen T. van Lith
Karen T. van Lith